Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 21, 2005 relating to the financial statements, and of our report dated March 9, 2007 relating to the financial statements, management’s assessment over the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appear in Maidenform Brands, Inc.’s Annual Report on Form 10-K for the year ended December 30, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
July 31, 2007